Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-224366-01 on Form S-3 and Registration Statement Nos. 333-46161 and 333-158774 on Form S-8 of our report dated February 21, 2020, relating to the consolidated financial statements and financial statement schedule of Arizona Public Service Company and subsidiaries, and the effectiveness of Arizona Public Service Company and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Phoenix, Arizona
February 21, 2020